Exhibit 99.1

NEWS RELEASE WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Record Sales and $1.53 of
Earnings per Share for the Third Quarter Ended September 2008
•	Liquidity improves to $350 million

•	Free cash flow increases to $76 million for the quarter and $244 million for twelve months

•	Debt, net of cash, down $170 million from year-end

•	Share repurchases total $14 million for quarter; $75 million year-to-date
PITTSBURGH, October 23 /PRNewswire-FirstCall/ — WESCO International, Inc. (NYSE: WCC),
a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today its third quarter 2008 financial results.
Consolidated net sales for the third quarter of 2008 were $1,628 million compared to $1,546 million in 2007, an increase of 5.3%. Gross margin for the current quarter was 19.4% compared to 20.3% in 2007. Operating income for the current quarter totaled $99 million, or 6.1% of sales, versus $109 million in last year’s third quarter. The current quarter operating income included a foreign exchange loss of $1.9 million versus a foreign exchange gain of $4.6 million in last year’s comparable quarter. Depreciation and amortization included in operating income was $7 million for 2008 compared to $9 million in 2007. Equity income from the retained 40% interest in the previously announced divestiture was $2.2 million. Net income for this quarter was $66 million versus $72 million in the comparable 2007 quarter. Last year’s net income benefited from $9.1 million of non-recurring tax related items resulting in a 21.8% effective tax rate. The current quarter benefited from $3.4 million of tax items which resulted in a 25.7% tax rate for the quarter. Diluted earnings per share for the current quarter were $1.53 versus $1.54 per share in 2007.
Mr. Stephen A. Van Oss, WESCO’s Chief Financial and Administrative Officer stated, “We are pleased with our third quarter performance, particularly in light of the current economic conditions. Consolidated net sales grew over 5%, driven primarily by strength in our commercial construction and utility end markets. Investments in the expansion of our sales force continues with a net add of sales personnel during the quarter. Productivity and cost control measures were effective, and we maintained our SG&A expense ratio after adjusting for the impact of third quarter foreign exchange gains and losses in 2007 and 2008. Additionally, ongoing LEAN initiatives allowed us to reduce our total headcount each of the last two quarters. Gross margins, while down from last year, were in line with this year’s second quarter as we are working a high level of supplier price increases through the channel. The recent drop off in commodity prices has resulted in a moderation of price increases and we are confident we will expand margins going forward.”

Mr. Van Oss continued, “With regard to the credit market situation, we have ready access to our low-cost asset-backed credit facilities. During the quarter our liquidity, defined as available borrowing capacity plus invested cash, improved by 13% to approximately $350 million. Financial leverage declined and is well within our targeted range. Our business model is extremely durable, generates significant free cash flow in periods of growth and is considered counter-cyclical in that it can generate additional free cash flow in periods of economic contraction. Free cash flow for the quarter was $76 million and totals $244 million over the last four quarters. Our free cash flow was directed primarily to debt reduction, and we made $14 million of share repurchases during the quarter.”
Consolidated net sales for the nine months ended September 30, 2008 were $4,681 million versus $4,514 million in last year’s comparable period, a 3.7% increase. Consolidated net sales grew 5.5% after adjusting for a previously announced divestiture. Gross margin in the current nine-month period was 19.7% versus 20.4% last year and operating income totaled $272 million versus $295 million last year. Depreciation and amortization included in operating income was $20 million versus $27 million last year. Equity earnings from the retained 40% interest in our previously announced divestiture totaled $7.7 million year-to-date. Net income for the 2008 year-to-date period was $171 million versus $180 million last year. Diluted earnings per share were $3.92 per share in 2008 versus $3.65 per share in 2007.
Mr. Roy W. Haley, WESCO’s Chairman and Chief Executive Officer commented, “We are very mindful of the extraordinary challenges being experienced in the financial industry and the anticipated spillover into the commercial end markets. We have taken a conservative approach to managing our overall cost structure while investing to expand our sales capacity and service capabilities. Our customers continue to demand and reward value creating partners that deliver productivity enhancing programs. Our business model has significant competitive differentiators that we are using to strengthen our relationships with a wide variety of large, sophisticated customers. We continue to add important new customer relationships while gaining share with our existing customers. I am very proud of our employees for another exceptional quarter, and in particular, those involved with the challenges resulting from hurricanes Gustav and Ike.”
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Teleconference
WESCO will conduct a teleconference to discuss the third quarter earnings as described in this News Release on Thursday, October 23, 2008, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s website at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. 2007 annual sales were approximately $6.0 billion. The Company employs approximately 7,300 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and more than 400 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the Company’s other reports filed with the Securities and Exchange Commission.
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Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months		Three Months
	Ended		Ended
	September 30, 2008		September 30, 2007
Net sales	$1,628.1		$1,545.6
Cost of goods sold (excluding depreciation and amortization below)	1,311.7	80.6%	1,232.5	79.7%
Selling, general and administrative expenses	211.3	13.0%	194.8	12.6%
Depreciation and amortization	6.5		9.0

Income from operations	98.6	6.1%	109.3	7.1%
Interest expense, net	12.1		17.6
Other (income) expense	(2.2)		—

Income before income taxes	88.7	5.4%	91.7	5.9%
Provision for income taxes	22.8		19.9

Net income	$65.9	4.0%	$71.8	4.6%

Diluted earnings per common share	$1.53		$1.54
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	43.1		46.6

	Nine Months		Nine Months
	Ended		Ended
	September 30, 2008		September 30, 2007
Net sales	$4,681.0		$4,514.3
Cost of goods sold (excluding depreciation and amortization below)	3,758.7	80.3%	3,594.1	79.6%
Selling, general and administrative expenses	629.7	13.5%	597.6	13.2%
Depreciation and amortization	20.2		27.2

Income from operations	272.4	5.8%	295.4	6.5%
Interest expense, net	39.2		46.6
Other (income) expense	(7.7)		—

Income before income taxes	240.9	5.1%	248.8	5.5%
Provision for income taxes	70.1		69.2

Net income	$170.8	3.6%	$179.6	4.0%

Diluted earnings per common share	$3.92		$3.65
Weighted average common shares outstanding and common share equivalents used in computing diluted earnings per share (in millions)	43.6		49.2

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$103.3	$72.3
Trade accounts receivable, net	937.7	844.5
Inventories, net	654.6	666.0
Other current assets	70.3	97.7

Total current assets	1,765.9	1,680.5
Other assets	1,154.9	1,179.4

Total assets	$2,920.8	$2,859.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$742.9	$626.3
Current debt and short term borrowings	527.8	505.0
Other current liabilities	140.3	160.6

Total current liabilities	1,411.0	1,291.9

Long-term debt	649.7	811.3
Other noncurrent liabilities	143.1	148.2

Total liabilities	2,203.8	2,251.4

Stockholders’ Equity
Total stockholders’ equity	717.0	608.5

Total liabilities and stockholders’ equity	$2,920.8	$2,859.9

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months	Twelve Months
Financial Leverage:	Ended	Ended
(dollar amounts in thousands)	September 30, 2008	September 30, 2007
Income from operations	$371,246	$388,589
Depreciation and amortization	29,773	36,565

EBITDA	$401,019	$425,154

Short term debt	525,000	500,000
Current debt	2,765	2,654
Long term debt	649,734	801,576

Total debt	$1,177,499	$1,304,230

Financial leverage ratio	2.9	3.1

	Three Months	Twelve Months
Free Cash Flow:	Ended	Ended
(dollar amounts in millions)	September 30, 2008	September 30, 2008
Net Income	$65.9	$231.8

Depreciation and amortization	6.5	29.8
Accounts receivable	(29.3)	(32.7)
Inventory	(10.5)	(24.3)
Accounts payable	32.9	71.6
Other	17.6	(.1)

Cash flow provided by operations	$83.1	$276.1
Less: Capital expenditures	(7.3)	(31.9)

Free cash flow	$75.8	$244.2

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. This amount represents excess funds available to management to service all of its financing needs.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(dollar amounts in millions)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
Gross Profit:	September 30, 2008	September 30, 2007
Net sales	$1,628.1	$1,545.6
Cost of goods sold (excluding depreciation and amortization)	1,311.7	1,232.5

Gross profit	$316.4	$313.1

Gross margin	19.4%	20.3%

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2008	September 30, 2007
Net sales	$4,681.0	$4,514.3
Cost of goods sold (excluding depreciation and amortization)	3,758.7	3,594.1

Gross profit	$922.3	$920.2

Gross margin	19.7%	20.4%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents an important financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.